Exhibit 99.1

Press Release

February 5, 2007
Comments 2/5
Zynex Announces Increased Orders

Zynex Medical Holdings, Inc. Littleton, Colorado (OTCBB: ZYNX), a provider of pain management systems and electrotherapy products for medical patients with functional disability, announces an increase in its orders of 337% for January of 2007 compared to the same month last year and a 172% increase in orders during 4th quarter of 2006, compared to the 4th quarter of 2005.

Thomas Sandgaard, CEO, states: “We are pleased to see that our expanded sales force continues to increase sales and rentals and leverage their industry experience to keep building a significant position in the market for Zynex. We expect to see an increase in orders in the foreseeable future when compared to the same periods in 2006”.

Zynex received 590 orders in January, 2007 versus 135 orders twelve months ago and 1,029 orders in 4th quarter of 2006 versus 378 orders in the 4th quarter of 2005, respectively.

Zynex has not yet finalized its results for the fourth quarter of 2006 and the 2006 year, including the impact of increased sales and rentals. Zynex will state these results in the Form 10-KSB for the 2006 year.

About Zynex Medical Holdings, Inc.

Zynex Medical Holdings, Inc. (founded in 1996) engineers, manufactures, markets and sells its own design of electrotherapy medical devices in two distinct markets: standard digital electrotherapy products for pain relief and pain management; and the NeuroMove(TM) for stroke and spinal cord injury (SCI) rehabilitation. Zynex's product lines are fully developed, FDA-cleared, commercially sold, and have been developed to uphold the Company's mission of improving the quality of life for patients suffering from impaired mobility due to stroke, spinal cord injury, or debilitating and chronic pain.

Safe Harbor Statement

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, risks and delays associated with product development, risk of market acceptance of products, technology or product obsolescence, competitive risks, reliance on manufacturing partners, dependence on reimbursement from insurance companies, additional capital needs and other risks described in our Form 10-KSB for the year ended December 31, 2005.

Contact Information

Zynex Medical
Thomas Sandgaard, CEO
(303) 703-4906
www.zynexmed.com